JOINT VENTURE AGREEMENT
                                     BETWEEN

                              HARVEY WESTBURY CORP.

                                       AND

                      USA UNITED SUPPLIERS OF AMERICA, INC.

This Joint Venture Agreement is made and entered into as of this October 18, 2000, ("Effective Date") by and between Harvey Westbury Corp. ("Harvey"), with offices at 12 Andrews Drive, West Paterson, NJ 07424 and USA United Suppliers of America, Inc. ("USA"), with offices at 228 Burnet Avenue, Maplewood, NJ 07040.

WHEREAS, Harvey is a distributor, packager, and assembler of various proprietary accessories and kits to the aftermarket automotive industry; whereas, Harvey maintains and markets air conditioning kits under the trademark, Easy Test(R),

WHEREAS, USA is a supplier of proprietary air conditioning refrigerant products to the aftermarket automotive industry; whereas, USA maintains and markets air conditioning refrigerant products under the trademark, AutoFrost(TM),

WHEREAS, Harvey and USA are desirous about entering into a relationship to develop, market and distribute a unique series of air conditioning kits under the name of Easy Test(R) AutoFrost(TM) Kit as defined within the Definitions section with the following terms and conditions:

                                   DEFINTIONS

The following definitions set forth herein will be the basis for the terms and conditions:

o Kits: The term "Kits" will be used to define any and all products sold whereas Autofrost(TM)refrigerant is packaged in any form (boxed, clamshell, bag, etc.) with any form of Can Tap, Conversion Fittings, Can Adapter, Hose Assembly and/or Hose Adapter;


o Can Tap: The term "Can Tap" will be used to define any device that punctures a can and allows the release of the refrigerant;


o Can Adapter: The term "Can Adapter" will be used to define any device that attaches to the refrigerant can and attaches to a Can Tap or Hose Assembly or any appartus that allows the refrigerant to be transported into another refrigerant system;


o Hose Assembly: The term "Hose Assembly" will be used to define any hose device and/or appartus that allows refrigerant to be tranported from the refrigerant can to another refrigerant system;


o Conversion Fittings: The term "Conversion Fittings" will be used to define any fixtures or devices which convert other refrigerant systems such as R-12 (Freon) based to Autofrost(TM) refrigerant based systems;

o Hose Adapter: The term "Hose Adapter" will be used to define a device which connects the Hose Assembly to the Conversion Fittings;


o Easy Test(R) Autofrost(TM) Kit: The term "Easy Test(R) Autofrost(TM) Kit" will be used to define the kits under this agreement and will contain Harvey Westbury's Easy Test(R) Air Conditioning TotalTap(TM) Can Tap (can clam will NOT be included) and Hose Assembly, Harvey Westbury's Easy Test(R) Autofrost(TM) Can Adapter and USA United Suppliers of America's Autofrost(TM) canned refrigerant; These kits may contain additional non proprietary items such as Conversion Fittings, Instructions or other specialized items.

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                                   WITHNESSETH

In consideration of the mutual covenants set forth herein, the parties hereto hereby agree to the following:

1. Harvey Westbury will incur the costs to draft and administrate this agreement;

2.   Harvey Westbury will promote, market and sell Easy
     Test(R)Autofrost(TM)kits;

3. Harvey Westbury will design, develop, maintain, and provide specialized Easy Test(R) Can Tap and Hose Assembly;

4. Harvey Westbury will design, develop, maintain and provide specialized Easy Test(R) Can Adapter uniquely designed for Autofrost(TM) refrigerant specifications;

5. Harvey Westbury will initially design and develop packaging for two (2) kits for the initial season, February through August 2001;

6. Harvey Westbury will design and develop packaging for the Easy Test(R) Autofrost(TM) Retobaggie which will include the Hose Adapter, High and Low Side Fittings, and Retro-Fit Label supplied by USA United Suppliers at cost; to offered separately;

7. Harvey Westbury will provide prototypes on a best efforts basis by September 1, 2000;

8. Harvey Westbury will purchase Autofrost(TM) refrigerant at a maximum rate of $4.00 per can. Harvey Westbury's payment terms for product from USA United Suppliers of America will be standard 5%Net 90 days terms (special extended terms may be required on a case by case basis to promote and/or introduce the kits to certain clients, Harvey Westbury will submit written notice for any special terms requirements) Harvey Westbury's initial credit line will be $250,000 with the possibility to increase depending on the size of initial orders from particulary large clients (The Auxer Group, the parent company of Harvey Westbury Corp, agrees to pledge common stock in The Auxer Group as colateral for any overdue outstanding balance of Harvey Westbury's accounts payable to USA. In the event that HW fails to pay USA within agreed upon terms, USA will notify HW that is has 30 days to return its account status to current or USA may opt to convert the amount of HW's overdue balance into an equal value of common stock in The Auxer Group);

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9.   Harvey Westbury will provide warehousing, packaging labor and distribution for kits;

10. Harvey Westbury will maintain a minimum level between August through February at the request of USA United Suppliers of America in which USA United Suppliers of America will advance the cost of the materials and labor to Harvey Westbury at time of request to be reimbursed upon shipping and payment of this product; For example, if USA deems it necessary to carry inventory during the off-peak months, USA will advance funds to Harvey Westbury to cover costs for requrested out of season inventory to be repaid upon shipment of inventory;

11. Harvey Westbury will maintain the rights to the trademarks for any Easy Test(R) Autofrost(TM) Kits developed under this agreement as well as the kit designs, engineering, molds, and artwork;

12. USA United Suppliers of America will supply the Autofrost refrigerant requirements within two (2) weeks of purchase order date on a best efforts basis, unless purchase orders exceed projectons, which could cause raw material shortages. In the case of the latter, Harvey Westbury would require the extent of the possiblities of shortages;

13. USA United Suppliers of America will provide an initial supply of Conversion Fittings with caps, Hose Adapters, and Retrofit labels to Harvey Westbury on consignment; USA United Suppliers of America will reimburse Harvey Westbury for any and all expenses related to artwork, mold costs, plate costs and other development costs except design, testing and labor upon signing agreement. The initial projections for the three skus in discussion is approximately $10,000 with a cap of $12,000 (initial molds will be jointly owned);

14. USA United Suppliers of America will supply complete customer list for Autofrost(TM) to Harvey Westbury upon signing agreement and refer any prospective clients to Harvey Westbury;

15. USA United Suppliers of America will provide existingindependent testing results for Autofrost(TM) refrigerant to Harvey Westbury for marketing and sales purposes;

16. Harvey Westbury and USA will jointly develop new marketing brochures and sales literature at USA's expense;

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17.  USA United Suppliers of America will provide marketing brochures and sales literature for Autofrost(TM) to Harvey Westbury to assist with marketing and sales as needed with prior approval from USA;

18. USA United Suppliers of America will reimburse Harvey Westbury for 50% of any special promotion expenses which Harvey Westbury will submit in writing;

19. USA United Suppliers of America may be required from time to time to participate in sales presentations as applicable; USA United Suppliers of America will comply by sending representatives as required at its expense and with advanced notice from Harvey Westbury;

20. USA United Suppliers of America will obtain proper documentation to Harvey Westbury on EPA Acceptance of specialized Easy Test(R) "Can Adapter" uniquely designed for Autofrost(TM) refrigerant specifications by October 1, 2000 and prior to any initial Harvey Westbury production runs can be authorized;

21. The Kits bearing the name Easy Test(R) Autofrost(TM) Kit as defined will be exclusively manufactured, assembled and distributed by and through Harvey Westbury both within the domestic United States and internationally and/or worldwide;

22. The term of this agreement will be for five (5) years from the Effective Date of this agreement to be renewable for an additional five (5) years on terms mutually agreeable to both parties.

23. Notices: All notices with respect to this agreement will be forwarded to the following addresses:

         Harvey Westbury Corp.
         12 Andrews Drive
         West Paterson, NJ  07424

         USA United Suppliers of American
         228 Burnet Avenue
         Maplewood, NJ 07040

24. Governing Laws: This Agreement and the obligations of the parties shall be interpreted, contrued, and enforced in accordance with the law of the State of New Jersey;

25. This agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original but all of which shall constitute one and the same Agreement;

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

26. Entire Agreement: This Agreement contains the entire agreement among the parties hereto relative to the formation of this joint venture. No variations, modifications or changees herein or hereto shall be binding up0on any party unless set forth in a document duly executed by or on behalf of such party;

27. Serverability: If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions to other persons or circumstances shall not be affected thereby and shall be enforced to the fullest extent permitted by law;

28. Both parties warrant that the companys are legally able to enter into this Agreement, that the parties signing on behalf of the companies are legally authorized to do so, and that the trademarks are of legal property of the companies;

29. Binding Agreement: Subject to the restrictions on transfers and encumbrances set forth herein, this Agreement shall inure to the benefit of and be binding upon the undersigned parties and their respective representatives, heirs, successors and assigns; and

30. Headings: The heading of this Agreement are for convenience only and shall in no wise be deemed part of the terms, convenants or conditions of this Agreement or interpretive of the contents of this Agreement.

IN WITNESS WHEREOF the parties hereunto have caused this Agreement to be signed by duly authorized representatives as of the day and year first above written.

Harvey Westbury Corp.                     USA United Suppliers of America, Inc.
/s/ Ronald M. Shaver                      /s/ Ted Broudy
-------------------------------           -----------------------------
Ronald M. Shaver                          Ted Broudy
President                                 President

                                          /s/ James Bourke
                                          ------------------------------
                                          James Bourke
                                          Secretary